                                                                   EXHIBIT 10.22

[15 YEARS OF EXCELLENCE LOGO]               [ASYST LOGO]

                                                     ASYST TECHNOLOGIES, INC.
                                                     48761 KATO ROAD
                                                     FREMONT, CA 94538

                                                     TEL: 510.661.5000
                                                     FAX: 510.661.5166
March 22, 2000

James C. Mitchener, Ph.D.                                          CONFIDENTIAL
214 Nottingham Place
Danville, CA 94506

Dear Jim,

I am pleased to formally offer you the opportunity to join Asyst as an Officer of the company, in the position of Senior Vice President of Global Marketing Operations, reporting to me. This position is of strategic importance to the shareholders and employees of Asyst, and as a key leader of Asyst, you will be responsible for optimizing the marketing performance of Asyst.

During the first few months of your employment, you will participate with your peers, others and me in the detailed assessment of Asyst's strategy, processes, organization, and resources. In addition, you will take leadership in the development of key marketing strategies and implementation plans. These plans will serve as a basis for your personal objectives, which will be mutually agreed upon during the first thirty (30) days of your employment with Asyst.

Below outlines the compensation package Asyst is pleased to offer you:

1.    Base Salary: Your base salary will be $8,653.85 per pay period (26 pay
      -----------
      periods), which calculates to $225,000 on all annual basis.

2.    Management Bonus Plan: You will be eligible to participate in an
      ---------------------
      annualized performance- based bonus plan for Fiscal Year 2001, which will have a targeted payout of $120,000 at 100% achievement of company and individual objectives. The bonus plan will be structured in such a way that should you exceed plan, your bonus payout will be greater than the targeted bonus noted above. It is anticipated that the final design of this Plan will be approved and implemented during the month of April.

3.    Equity: Additionally, Asyst offers you an option to purchase 125,000
      ------
      shares of company stock. This option begins vesting six months after your date of hire, and continues vesting at a rate of 1/42 per month of employment with the Company, for forty-two (42) months, such that at the end of forty-eight (48) months of employment the option shall become fully exercisable. However, the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors.

4.    Performance Accelerated Stock Option Grant (PASOG): Asyst offers you a
      --------------------------------------------------
      150,000 option grant. This option has a term of six (6) years and three
      (3) months from date of grant. The option will vest on the sixth (6th) anniversary of the grant or upon the successful achievement of mutually agreed to performance objectives. The Asyst Board of Directors will assess your performance against these objectives. It is anticipated that an appropriate fraction of PASOG would be immediately vested upon successful
                                             -----------
      completion of specific objectives, and it is anticipated that the PASOG could all be vested within three years if all of the objectives were achieved within that time period.

James C. Mitchener, Ph.D.                                         [ASYST LOGO]
March 22, 2000
Page 2

5.    Car Allowance: As an executive of Asyst, you will be eligible for a car
      -------------
      allowance of $500.00 per month.

6.    Sign-On Bonus: There is a great deal to be done, and I would like you to
      -------------
      join the team as soon as possible. As an added incentive, Asyst is offering you a sign-on bonus in the amount of $60,000, if your start date is on or before Monday, April 10, 2000. This bonus amount would be paid in two parts: $30,000 payable in your second paycheck in May 2000, and $30,000 payable in your second paycheck in July 2000. Both payouts would be subject to standard deductions and withholdings. It is agreed that should you voluntarily leave Asyst within the first two years of employment, you would be required to reimburse 100% of this bonus to Asyst.

7.    Core Benefits: Asyst offers a very competitive benefits package, which
      -------------
      will be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage for dependents, the employee is required to pay 20% of the dependent premium. Also, there is a 40l(k) Plan and Executive Deferred Compensation Plan available for tax-deferred income and investment options. It is understood that all benefits are subject to change without prior notification.

8.    Severance Agreement: Asyst is extending to you a special severance that
      -------------------
      will guarantee you twelve (12) months of your base salary, within the first two (2) years of service, if Asyst terminated your employment for any reason, other than for "cause" and/or poor performance. Over twenty-four (24) months of service, if at any time Asyst terminated your employment for any reason, other than for "cause" and/or poor performance, Asyst will guarantee you six (6) months of your base salary.

Jim, I am very optimistic that your contributions will play a significant part in the long-term success of Asyst. I hope that this offer meets with your expectations, and that your joining Asyst will provide you with personal, professional and financial returns in line with our mutual growth and successes.

Sincerely yours,


/s/ Mihir Parikh
Mihir Parikh
Chairman & CEO



AGREED AND ACCEPTED:


/s/ James C. Mitchener              03/28/00
--------------------------------------------
James C. Mitchener, Ph.D.           (Date)